Exhibit 99.1

MTY Food Group Inc. Successfully Completes Acquisition of BBQ Holdings, Inc.

MONTREAL, September 27, 2022 - MTY Food Group Inc. (“MTY”) (TSX:MTY) is pleased to announce that it has completed the acquisition of BBQ Holdings, Inc. (“BBQ Holdings”) (NASDAQ:BBQ) through the consummation of a merger of its wholly-owned subsidiary, Grill Merger Sub, Inc. (“Merger Sub”), with and into BBQ Holdings without a vote of the BBQ Holdings stockholders in accordance with Section 302A.613(4) of the Minnesota Business Corporation Act (the “MBCA”). In the merger, each share of BBQ Holdings’ common stock outstanding immediately prior to the effective time of the merger (other than any shares held in the treasury of BBQ Holdings, owned by MTY or any of its respective subsidiaries or held by any BBQ Holdings’ shareholder who has validly exercised its dissenter’s rights under the MBCA) has been converted into the right to receive US $17.25 per share, net to the seller in cash, without interest and subject to any tax withholdings. As a result of the merger, BBQ Holdings became an indirect wholly-owned subsidiary of MTY. BBQ Holdings’ support center will continue to be located and operated in Minnetonka, Minnesota.

As a result of the acquisition, shares of common stock of BBQ Holdings ceased trading prior to the open of the market on September 28, 2022 and will no longer be listed on the Nasdaq Stock Market.

National Bank Financial Inc. acted as sole financial advisor to MTY, and Morrison & Foerster LLP acted as its legal advisor. Kroll, LLC acted as financial advisor to BBQ Holdings, and Dentons Sirote PC and Lathrop GPM LLP acted as BBQ Holdings’ legal advisors.

About MTY

MTY franchises and operates quick-service and casual dining restaurants under over 80 different banners in Canada, the United States and internationally. Based in Montreal, MTY is a family whose heart beats to the rhythm of its brands, the very soul of its multibranded strategy. For over 40 years, it has been increasing its presence by delivering new restaurant concepts and making acquisitions and strategic alliances that have allowed it to reach new heights year after year. By combining new trends with operational know-how, the brands forming the MTY now touch the lives of millions of people every year. With over 6,900 locations in operation, the many brands of MTY have the key to responding to the different tastes and needs of consumers today and tomorrow.

For more information about MTY or the transaction, please contact Eric Lefebvre, Chief Executive Office at 1-514-336-8885 or by email at ir@mtygroup.com or visit our website, https://mtygroup.com or SEDAR’s website at www.sedar.com under MTY’s name.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) is an international restaurant company engaged in the business of franchising, and operating casual and fast casual dining restaurants. BBQ Holdings has multiple brands with over 100 Company-owned locations and over 200 franchised locations, including ghost kitchens operating out of the kitchen of another restaurant location or shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. Along with a wide variety of BBQ favorites, BBQ Holdings also operates Granite City Food and Brewery restaurants which offer award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine. Village Inn and Bakers Square add a legendary family dining element to BBQ Holdings specializing in breakfast and pies. Tahoe Joe’s is known for their steaks and chops cooked over an open wood pellet broiler. Recently acquired Barrio Queen adds authentic Mexican cuisine, and the Famous Craft Concepts brands adds bar-centric restaurants to further diversify the BBQ Holdings portfolio.

For more information about BBQ Holdings or the transaction, please contact InvestorRelations@bbq-holdings.com or visit our website, https://ir.bbqholdco.com/ or the SEC website at www.sec.gov under the BBQ Holdings name.

Forward-Looking Information

Certain information in this communication constitutes “forward-looking” information that involves known and unknown risks and uncertainties, future expectations and other factors which may cause the actual results, performance or achievements of MTY, MTY Franchising USA, Inc., Merger Sub, BBQ Holdings or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. All statements other than statements of historical facts included in this communication may constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “anticipate”, “estimate”, “may”, “will”, “expect”, “believe”, “plan” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. These forward-looking statements are not facts or guarantees of future performance, but only reflections of estimates and expectations of MTY’s, MTY Franchising USA, Inc.’s, Merger Sub’s and BBQ Holdings’ management and involve a number of risks, uncertainties, and assumptions.

The forward-looking information contained in this communication reflects MTY’s, MTY Franchising USA, Inc.’s, Merger Sub’s current expectations and assumptions regarding future events and operating performance and speaks only as of the date of this communication. While these assumptions and expectations are considered reasonable, a number of factors could cause the actual results, level of activity, performance or achievements to be materially different from the expectations and assumptions of MTY, MTY Franchising USA, Inc., Merger Sub and BBQ Holdings, including those discussed in MTY’s public filings available at www.sedar.com and in particular in its most recent annual information form under “Risk Factors” and in its management’s discussion and analysis for its fiscal year ended November 30, 2021 under “Risk and Uncertainties” and in BBQ Holdings’ public filings with the SEC, available at ww.sec.gov, including under those discussed under “Risk Factors” in BBQ Holdings most recent annual report on Form 10-K for the fiscal year ended January 2, 2022.

Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this communication is expressly qualified by this cautionary statement. Except as required by law, neither of MTY, MTY Franchising USA, Inc., Merger Sub or BBQ Holdings assumes any obligation to update or revise forward-looking information to reflect new events or circumstances.

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